As filed with the Securities and Exchange Commission on August 7, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2669023
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

30 North LaSalle Street, Suite 4000 Chicago, Illinois	60602
(Address of Principal Executive Offices)	(Zip Code)

Telephone and Data Systems, Inc. 2009 Employee Stock Purchase Plan
(Full Title of the Plan)

LeRoy T. Carlson, Jr. President and Chief Executive Officer Telephone and Data Systems, Inc. 30 North LaSalle Street, Suite 4000 Chicago, Illinois 60602
(Name and Address of Agent for Service)

(312) 630-1900
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Special Common Shares, $0.01 par value	175,000 Shares	$39.89	(2)	$6,979,875	$275

(1)                                  In addition, this Registration Statement also covers an indeterminate amount of additional securities which may be issued under the above-reference Plan pursuant to the anti-dilution provisions of such Plan.

(2)                                  Estimated for the Special Common Shares solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Special Common Shares of the Company on the American Stock Exchange on August 1, 2008, pursuant to Rule 457(h)(1) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registration Information and Employee Plan Annual Information.*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have heretofore been filed by Telephone and Data Systems, Inc. (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.                                       The description of the Company’s Special Common Shares, par value $0.01 per share (“Special Common Shares”), contained in the Company’s Report on Form 8-A dated April 11, 2005.

2.                                       The Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

3.                                       The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2008.

4.                                       The Company’s Current Reports on Form 8-K reporting events since January 1, 2008, including Forms 8-K dated January 7, February 29, March 12, March 20, May 7, May 12, June 16 and August 7, 2008, provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 shall not be incorporated by reference herein.

5.                                       All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the 1934 Act since December 31, 2007.

All documents, subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Incorporated herein by reference.  See Item 3.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters relating to the securities registered hereby will be addressed by Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603.  The following persons are members of Sidley Austin LLP:  Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls the Company, the non-executive Chairman of the Board and member of the Board of Directors of the Company and a director of a subsidiary of the

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Company; William S. DeCarlo, the General Counsel of the Company and an Assistant Secretary of the Company and certain subsidiaries of the Company; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of certain subsidiaries of the Company.  Walter C.D. Carlson does not provide legal services to the Company or its subsidiaries.

Item 6.           Indemnification of Directors and Officers.

The Company’s Restated Certificate of Incorporation, as amended, contains a provision providing that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

The Restated Certificate of Incorporation, as amended, also provides that the Company shall indemnify directors and officers of the Company, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the Delaware General Corporation Law, as more specifically provided in the Restated Bylaws of the Company.  The Restated Bylaws provide for indemnification and permit the advancement of expenses by the Company generally in the same manner and to the extent permitted by the Delaware General Corporation Law, subject to compliance with certain requirements and procedures specified in the Restated Bylaws.  In general, the Restated Bylaws require that any person seeking indemnification must provide the Company with sufficient documentation as described in the Restated Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by the Company and provide security for such undertaking if considered necessary by the Company.  In addition, the Restated Bylaws specify that, except to the extent required by law, the Company does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of the Company or was otherwise involved in a crime or tort against the Company.

Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), and against expenses (including attorney’s fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.

Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

The Company has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company

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has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.  The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

Item 9.   Undertakings.

(a)                                  The Company hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the Special Common Shares being registered hereby which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)                                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of August, 2008.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and/or amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities indicated and on the 7th day of August, 2008.

/s/ LeRoy T. Carlson, Jr.	Director and President and Chief Executive Officer (Principal Executive Officer)
LeRoy T. Carlson, Jr.

/s/ Kenneth R. Meyers	Director and Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Kenneth R. Meyers

/s/ Walter C.D. Carlson	Director and Chairman of the Board
Walter C.D. Carlson

/s/ James Barr III	Director
James Barr III

/s/ Letitia G. Carlson, M.D.	Director
Letitia G. Carlson, M.D.

PAGE 1 OF 2 OF SIGNATURE PAGES TO FORM S-8

REGARDING AUTHORIZATION OF

TELEPHONE AND DATA SYSTEMS, INC.

SPECIAL COMMON SHARES FOR 2009 EMPLOYEE STOCK PURCHASE PLAN

/s/ Prudence E. Carlson	Director
Prudence E. Carlson

/s/ Gregory P. Josefowicz	Director
Gregory P. Josefowicz

/s/ Donald C. Nebergall	Director
Donald C. Nebergall

/s/ George W. Off	Director
George W. Off

/s/ Christopher D. O’Leary	Director
Christopher D. O’Leary

/s/ Mitchell H. Saranow	Director
Mitchell H. Saranow

/s/ Herbert S. Wander	Director
Herbert S. Wander

/s/ Douglas D. Shuma	Senior Vice President and Corporate Controller (Principal Accounting Officer)
Douglas D. Shuma

PAGE 2 OF 2 OF SIGNATURE PAGES TO FORM S-8

REGARDING AUTHORIZATION OF

TELEPHONE AND DATA SYSTEMS, INC.

SPECIAL COMMON SHARES FOR 2009 EMPLOYEE STOCK PURCHASE PLAN

EXHIBIT INDEX

The following documents are filed herewith or incorporated herein by reference.

Exhibit
No.	Description

4.1(a)	Restated Certificate of Incorporation, as amended, is hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Report on Form 8-A/A filed on July 10, 1998.

4.1(b)

Certificate of Amendment to Restated Certificate of Incorporation is hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

4.1(c)

Certificate of Amendment dated April 11, 2005 to TDS’ Restated Certificate of Incorporation, as amended, is hereby incorporated herein by reference from Exhibit 3 to TDS’ Form 8-A filed on April 11, 2005.

4.2	Amended and Restated Bylaws of the Company are hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 12, 2008.

5	Opinion of Counsel

10.1

Telephone and Data Systems, Inc. 2009 Employee Stock Purchase Plan is hereby incorporated by reference to Exhibit A to the Company’s Notice of Annual Meeting to Shareholders and Proxy Statement dated April 15, 2008.

23.1	Consent of Principal Independent Registered Public Accounting Firm

23.2	Consent of Other Independent Registered Public Accounting Firm

23.3	Consent of Counsel (contained in Exhibit 5)

24	Powers of Attorney (included on signature page)